Exhibit 99.1

April 13, 2009

Re: ICON Cash Flow Partners L.P. Seven (“Fund Seven”) Liquidating Trust (the “Trust”)

Dear Registered Representative:

As you know, the Trust’s only asset, is an investment in North Sea (Connecticut) Limited Partnership (“North Sea”), which entitles the Trust to receive proceeds from the litigation with Rowan Companies, Inc. (“Rowan”) regarding the Rowan Halifax mobile offshore jack-up drilling rig, if and when received.

On March 7, 2007, the Texas State Court issued a final judgment and order that, among other things, ordered Rowan to pay North Sea the approximately $60 million plus interest thereon that North Sea claimed as its damages, as well as $500,000 in attorneys’ fees, of which the Trust's gross portion is approximately $26,000,000.  Later that year, Rowan appealed the Texas State Court's judgment to the Texas Court of Appeals. The Texas Court of Appeals held the appeals hearing on May 1, 2008 and, by a two to one decision of the appellate panel, rendered its decision to reverse the Texas State Court’s decision on March 31, 2009.  We and the other North Sea partners strongly disagree with the decision of the appellate panel and continue to believe that our interpretation of the charter agreement with Rowan and the Texas State Court’s decision are both correct.  Accordingly, we are working vigorously with the other North Sea partners to have the Court of Appeals’ decision reconsidered and, if necessary, overturned as soon as practicable.  To that end, we expect to file a motion to have the appellate decision reconsidered within the next 30 days.

While we cannot predict the ultimate outcome of this litigation or when it will be finalized, if the Texas Court of Appeals decision stands, Fund Seven’s investors are likely to receive little or no additional distributions.  As we have previously disclosed to you, Fund Seven was adversely affected by several events, including the loss on two significantly leveraged investments and the tragic events of September 11, 2001. Accordingly, as of December 31, 2008, investors that joined the Fund at its outset on January 19, 1996 have only received $75.49 in cash distributions for every $100 invested. Our hope and expectation has been and continues to be that the Rowan litigation would help mitigate the impact of these adverse events on the Fund.  If the Rowan litigation is ultimately resolved in favor North Sea, the eventual total return for Fund Seven’s initial investors could be approximately 101% of their original capital invested.  However, as discussed herein, these estimates are subject to the final disposition of the Rowan litigation and, even if the estimated proceeds North Sea believes it is entitled to are received, later investors in Fund Seven are not likely to receive a return of all capital invested.

Your clients will also receive a similar notification from us.

We will continue to update you on the status of the Rowan litigation as it progresses to a final resolution. Should you have any questions please call your Marketing Director at (800) 435-5697 or our Investor Relations Department at (800) 343-3736.

ICON Capital Corp.                                                                150 Grossman Drive                                                      Braintree, MA 02184